Exhibit 10.1
     EXECUTION VERSION
INTERCREDITOR AND SUBORDINATION AGREEMENT
(FF&E)
dated as of September 30, 2008
between
LAKES KAR-SHINGLE SPRINGS, LLC,
as lender under the Lakes Notes and as Manager of the Project
and
BANK OF UTAH,
as FF&E Agent

ii

          This Intercreditor and Subordination Agreement (this “Agreement”) is dated as of September 30, 2008 and is by and between Lakes KAR-Shingle Springs, LLC, a Delaware limited liability company (together with its successors, assigns and transferees, “Lakes”), as lender under the Lakes Notes (as defined below) and as Manager under the Development and Management Agreement (each as defined below) and Bank of Utah, a Utah state bank, as collateral agent (in such capacity and together with its successors in such capacity, the “FF&E Agent”) for the FF&E Financing Parties (as defined below).
RECITALS:
          A. Project. The Shingle Springs Tribal Gaming Authority (the “Authority”), a wholly-owned unincorporated instrumentality of the Shingle Springs Band of Miwok Indians, a federally recognized Indian tribe (the “Tribe”), is constructing and plans to develop and operate the Red Hawk Casino, a casino complex with related ancillary facilities (originally contemplated to be known as the Foothill Oaks Casino, and as such casino may hereafter be operated under any other name or names, such complex and related facilities being herein referred to as the “Project”), located in El Dorado County, California.
          B. Development and Management Agreement. Lakes and the Tribe entered into that certain First Amended and Restated Memorandum of Agreement Regarding Gaming Development and Management Agreement, dated as of October 13, 2003, as amended by an Amendment dated June 16, 2004, a Second Amendment dated January 23, 2007, and a Third Amendment dated as of May 17, 2007 (as subject to the Assignment and Assumption Agreement referred to below, the “Development and Management Agreement”), pursuant to and in connection with which the Tribe agreed to pay to Lakes (as the manager of the Project and, in such capacity the “Manager”) a management fee in consideration for Lakes’ services relating to the management and operation of the Project and certain indemnification and other payments (such management fees and other payments being herein collectively referred to as the “Development and Management Agreement Obligations”) and pursuant to which Lakes advanced (or has committed to advance) loans under a credit facility (the “Lakes Facility”) evidenced by the Lakes Notes (as defined below) for the purposes described in the Development and Management Agreement.
          C. Assignment and Assumption Agreement. Pursuant to an Assignment and Assumption Agreement, dated as of April 20, 2007 (the “Assignment and Assumption Agreement”), the Tribe assigned, and the Authority assumed, the rights and obligations of the Tribe under the Development and Management Agreement, the Lakes Notes and other Lakes Transaction Documents (as defined below).
          D. FF&E Facilities. The FF&E Financing Parties (as hereinafter defined) have agreed (subject to certain conditions) to finance the Authority’s acquisition of the furniture, furnishings and equipment for the Project and related transaction costs pursuant to (i) the Loan Agreement of even date herewith (as amended from time to time, the “FF&E Loan Agreement”) among the Authority, the Tribe, the FF&E Agent and the financial institutions listed on Schedule A attached thereto (together with each successive and additional lender thereunder, the “Lenders”), and (ii) the Indenture and Note Purchase Agreement of even date herewith (as amended from time to time, the “FF&E Indenture” and, together with the FF&E

Loan Agreement, the “FF&E Facilities”) among the Authority, the Tribe, the FF&E Agent, the Trustee party thereto (the “FF&E Trustee”), and the financial institutions listed on Schedule A attached thereto (together with each successive and additional holder thereunder, and together with the Lenders, the “FF&E Financing Parties”). The FF&E Facilities are secured by a first priority lien on the FF&E Collateral (as defined below).
          E. Intercreditor and Subordination Agreement. The parties hereto desire to enter into this Agreement in order to set forth certain provisions relating to the subordination of the Lakes Obligations and certain other matters with respect thereto.
          NOW, THEREFORE, with reference to the foregoing recitals and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Definitions and General Provisions.
          1.1 Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including the preamble and recitals, have the meanings provided in Appendix I to the FF&E Loan Agreement and the FF&E Indenture. The following terms have the meanings set forth below:
          “Agreement” has the meaning given in the preamble hereto.
          “Assignment and Assumption Agreement” has the meaning given in the recitals hereto.
          “Authority” has the meaning given in the recitals hereto.
          “Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors now or hereafter in effect.
          “Bond Intercreditor Agreement” means the Intercreditor and Subordination Agreement dated as of June 28, 2007, between Lakes, The Bank of New York Trust Company, N.A. as Trustee, and The Bank of New York Trust Company, N.A., as Collateral Agent.
          “Development and Management Agreement” has the meaning given in the recitals hereto.
          “Development and Management Agreement Obligations” has the meaning given in the recitals hereto.
          “Discharge” (i) in respect of the FF&E Facilities, means the indefeasible satisfaction and discharge or other satisfaction or payment in cash in full of the FF&E Secured Obligations, and (ii) in respect of the First Lien Secured Obligations, means “Discharge” as defined in the Bond Intercreditor Agreement.

          “Facility” or “Facilities” means, as the context requires, any or all of Lakes Facility and the FF&E Facilities.
          “FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Authority.
          “FF&E Agent” has the meaning given in the preamble hereto.
          “FF&E Collateral” means “Collateral” as defined in the FF&E Security Agreement; provided, however, that upon the release by the FF&E Agent of its security interest in any portion of the FF&E Collateral, the FF&E Collateral shall exclude such released FF&E Collateral.
          “FF&E Facilities” has the meaning given in the recitals hereto.
          “FF&E Financing Agreements” means the FF&E Loan Agreement, the FF&E Indenture, this Agreement, the FF&E Security Documents and any other agreement, document or instrument entered into or delivered by the Authority or any of its Affiliates with or to the FF&E Agent or the FF&E Financing Parties in connection with the financing of the FF&E.
          “FF&E Financing Parties” has the meaning given in the recitals hereto.
          “FF&E Indenture” has the meaning given in the recitals hereto.
          “FF&E Loan Agreement” has the meaning given in the recitals hereto.
          “FF&E Secured Obligations” means all Obligations of the Authority to the FF&E Secured Parties under the FF&E Financing Agreements.
          “FF&E Secured Parties” means, collectively, the FF&E Financing Parties, the FF&E Agent and the FF&E Trustee.
          “FF&E Security Agreement” means the Security Agreement as of even date herewith between the Authority and the FF&E Agent.
          “FF&E Security Documents” means, collectively, the FF&E Security Agreement and any guaranties, deeds of trust, security agreements, pledge agreements, collateral agency agreements or collateral account agreements or any other document creating or perfecting a Lien, security interest or other preferential arrangement, and any related documents executed, filed, recorded or delivered from time to time by the Authority in respect of any FF&E Secured Obligations.
          “FF&E Trustee” has the meaning given in the recitals hereto.
          “First Lien Secured Obligations” has the meaning given in the Bond Intercreditor Agreement.
          “Insolvency or Liquidation Proceeding” means (a) any case commenced by or against the Authority under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Authority, any receivership or assignment for the benefit of creditors relating to the Authority or any similar case or proceeding relative to the Authority or its creditors, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Authority, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (c) any other proceeding of any type or nature in which substantially all claims of creditors of the Authority are determined and any payment or distribution is or may be made on account of such claims.
          “Lakes” has the meaning given in the preamble hereto.
          “Lakes Facility” has the meaning given in the recitals hereto.
          “Lakes Notes” means the Interim Promissory Note and the Operating Note, each as defined in the Development and Management Agreement.
          “Lakes Obligations” means any present or future Obligations of the Authority to or for the benefit of Lakes or any of its Affiliates under the Lakes Transaction Documents or otherwise (including without limitation the Obligations under the Lakes Notes and the Development and Management Agreement Obligations), as each such Obligation may be refinanced, assumed, transferred or replaced.
          “Lakes Transaction Documents” means the Development and Management Agreement, the Lakes Notes and the other Transaction Documents (as defined in the Development and Management Agreement).
          “Manager” has the meaning given in the recitals hereto.
          “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including without limitation any applicable post-default rate, specified in any applicable documentation, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under any applicable documentation.
          “Project” has the meaning given in the recitals hereto.
          “Tribe” has the meaning given in the recitals hereto.
     1.2 Interpretation. To the extent that reference is made in this Agreement to any other agreement, or to any term (including, without limitation, the term “FF&E Collateral”) defined in any other agreement, or to any other provision of any other agreement, such reference shall refer to such agreement as in effect as of the date hereof, and such term or provision shall continue to have the original meaning thereof as of the date hereof, in each case notwithstanding any termination, expiration or amendment of such other agreement as may hereafter occur; provided, however, that to the extent that any agreement to which both of the parties hereto are parties is amended in accordance with the terms thereof and hereof, then any references herein to the agreement or terms and provisions of such agreement shall be to such agreement or terms or provisions as so amended.
     2. Deferral and Subordination of Lakes Obligations.
          2.1 Deferral and Accrual of Lakes Obligations. Without limiting Section 2.3 below, Lakes agrees that any payment of Lakes Obligations (a) not permitted to be paid pursuant to the FF&E Facilities or (b) the payment of which will result in or cause an Event of Default under the FF&E Facilities shall be deferred and shall accrue and may be paid only at such time as the payment of such amounts so deferred would otherwise be permitted pursuant to the provisions of the FF&E Facilities and would not result or cause an Event of Default under the FF&E Facilities, and Lakes will not ask, demand, sue for, take or receive from the Authority, by set-off or in any other manner, direct or indirect payment (whether in cash or property), any amounts so deferred or any transfer of property in payment of or as additional security for any amounts so deferred. This Section 2.1 shall not limit Lakes’ rights with respect to any payment of Lakes Obligations not required to be so deferred, and Lakes may take any action with respect to any such payment so long as such action is not prohibited by this Agreement and the FF&E Facilities.
          2.2 Subordination to FF&E Secured Obligations. Notwithstanding any provision of the Lakes Transaction Documents to the contrary, all Lakes Obligations shall be subordinate and junior in right of payment, to the extent and in the manner set forth in this Section 2, to the Discharge of all FF&E Secured Obligations. For the avoidance of doubt, the FF&E Agent agrees that, subject to the provisions of Section 2.3, at any time prior to the Discharge of the FF&E Secured Obligations, the Authority may make, and Lakes may receive and retain, payments with respect to the Lakes Obligations, so long as such payments are permitted to be paid pursuant to, and will not result in or cause an Event of Default under, the FF&E Facilities.
          2.3 Default on FF&E Secured Obligations. In the event that any Event of Default shall occur and be continuing with respect to the FF&E Facilities, or if any payment of Lakes Obligations would create an Event of Default under the FF&E Facilities, unless and until the prior Discharge of all FF&E Secured Obligations, the right of Lakes to receive any payments or other distributions with respect to Lakes Obligations shall be deferred until such Event of Default is no longer continuing or the making of such payment will not result in an Event of Default, as the case may be.
          2.4 Deferral Not a Default. Lakes agrees that any deferral pursuant to this Section 2 of the payment of any Lakes Obligations shall not constitute a default under any Lakes Transaction Document so long as the FF&E Facilities have not been accelerated. Notwithstanding the foregoing, this Agreement shall not limit, restrict or otherwise impair any right of Lakes to terminate the Development and Management Agreement or any other Lakes Transaction Document in accordance with the terms thereof other than as a result of any such non-payment under the Lakes Notes.
          2.5 Continuing Subordination. The subordination effected by this Section 2 is a continuing subordination and may not be modified or terminated by Lakes until the prior Discharge of all FF&E Secured Obligations.
          2.6 Subordination of the Lakes Obligations upon Insolvency or Liquidation Proceeding. Without limiting the application of Section 6, in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Authority or the proceeds thereof to creditors of the Authority or upon any Indebtedness or other Obligation of the Authority, by reason of the liquidation, dissolution or other winding up, partial or complete, of the Authority, or any Insolvency or Liquidation Proceeding, then and in any such event:
               2.6.1 The holders of FF&E Secured Obligations shall be entitled to receive payment in full in cash of all such FF&E Secured Obligations before Lakes shall be entitled to receive any payment or other distributions on, or with respect to, the Lakes Obligations;
               2.6.2 Any payment or distribution of any kind or character, whether in cash, securities or other property, which but for these provisions would be payable or deliverable upon or with respect to the Lakes Obligations shall instead, subject to the rights under the Bond Intercreditor Agreement of the holders of the First Lien Secured Obligations or any trustee or agent for such holders, be paid or delivered directly to the FF&E Agent for application on the FF&E Secured Obligations, whether then due or not due, until such FF&E Secured Obligations shall have first been Discharged;
               2.6.3 Subject to the condition subsequent that the First Lien Secured Obligations shall have been Discharged, (a) Lakes hereby irrevocably authorizes and empowers the FF&E Agent, and appoints the FF&E Agent as attorney-in-fact, to demand, sue for, collect and receive every such payment or distribution in respect of the Lakes Obligations and give acquittance therefor, and to file and vote claims in respect of the Lakes Obligations (in bankruptcy proceedings or otherwise) and take such other actions, in the FF&E Agent’s own name or otherwise, as the FF&E Agent may deem necessary or advisable for the enforcement of these provisions, and (b) Lakes shall duly and promptly take such action as may be reasonably requested by the FF&E Agent to assist in the collection of the Lakes Obligations for the account of any holder of the FF&E Secured Obligations, and to file appropriate proofs of claim with respect to the Lakes Obligations and to vote the same, and to execute and deliver to the FF&E Agent on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be reasonably requested by the FF&E Agent to enable the FF&E Agent or any other holder of FF&E Secured Obligations to enforce any and all claims upon or with respect to the Lakes Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Lakes Obligations. In addition, Lakes shall not take any action (whether oral, written or otherwise) in contravention of any action of the FF&E Agent duly taken and permitted hereunder. Such appointment as attorney-in-fact pursuant to this Section 2.6.3 is irrevocable and coupled with an interest until payment in full in cash and complete performance of all the FF&E Secured Obligations. The FF&E Agent may appoint a substitute attorney-in-fact. Lakes ratifies all actions reasonably taken by the attorney-in-fact following the Discharge of the First Lien Secured Obligations but, nevertheless, if the FF&E Agent requests, Lakes will specifically ratify any such action taken by the attorney-in-fact by executing and delivering to the attorney-in-fact or to any entity designated by the attorney-in-fact all documents necessary to effect such ratification; and
               2.6.4 Following any Insolvency or Liquidation Proceedings or Event of Default under the FF&E Facilities, Lakes will, subject to the rights under the Bond Intercreditor Agreement of the holders of the First Lien Secured Obligations or any trustee or agent for such holders, forthwith deliver any direct or indirect payment thereafter made to it upon or with respect to the Lakes Obligations prior to the Discharge of all FF&E Secured Obligations to the FF&E Agent in precisely the form received (except for the endorsement or assignment by Lakes where necessary) for application on the FF&E Secured Obligations, whether then due or not due. Until so delivered, the payment or distribution shall, subject to the rights under the Bond Intercreditor Agreement of the holders of the First Lien Secured Obligations or any trustee or agent for such holders, be held in trust by Lakes as property of the holders of the FF&E Secured Obligations. In the event of the failure by Lakes to make any such endorsement or assignment, following the Discharge of the First Lien Secured Obligations, the FF&E Agent, or any of its officers or employees, are hereby irrevocably authorized to make the same.
          2.7 Judgment Liens. In the event Lakes becomes a judgment Lien creditor in respect of any assets of the Authority as a result of its enforcement of its rights as a creditor with respect to the Lakes Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the FF&E Secured Obligations).
          2.8 When Proceeds Must be Paid Over. Any payment received by Lakes (including, without limitation, payments and prepayments made for application against the Lakes Obligations) prior to the Discharge of all FF&E Secured Obligations when such payment is not expressly permitted by the terms of this Agreement or the FF&E Facilities shall, subject to the rights under the Bond Intercreditor Agreement of the holders of the First Lien Secured Obligations or any trustee or agent for such holders, be held in trust for the benefit of the holders of FF&E Secured Obligations and shall, following the Discharge of the First Lien Secured Obligations, be turned over to the FF&E Agent promptly upon the request of the FF&E Agent.
          2.9 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that Lakes pays over to the FF&E Agent or any of the FF&E Secured Parties under the terms of this Agreement, Lakes shall be subrogated to the rights of the FF&E Agent or such FF&E Secured Parties; provided, however, that, Lakes hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all FF&E Secured Obligations has occurred. To the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by Lakes that are paid over to the FF&E Agent or any FF&E Secured Party pursuant to this Agreement shall not reduce any of the Lakes Obligations.
     3. FF&E Collateral.
          3.1 Separate Collateral. The FF&E Collateral secures only the FF&E Secured Obligations and not any of the Lakes Obligations, and, as provided in Section 7.7, Lakes shall not have any Liens thereon or any security interest therein.

          3.2 Confirmation of Liens. Lakes hereby confirms and agrees that the FF&E Secured Obligations shall be secured by a first priority lien on, and security interest in, the FF&E Collateral, notwithstanding (a) the availability of any other collateral, (b) the execution, delivery, recording, filing or perfection of any of the FF&E Security Documents, or the order of such execution, delivery, recording, filing or perfection or the priorities which would otherwise result therefrom, (c) the fact that any Lien or security interest created by the FF&E Security Documents, or any claim with respect thereto, is or may be subordinated, avoided or disallowed in whole or in part under any Bankruptcy Law, or (d) any other matter whatsoever. All provisions of this Agreement, including but not limited to, all matters relating to the creation, validity, perfection, priority, subordination and release of the Liens and security interests intended to be created by any FF&E Security Document and all provisions regarding the allocation and priority of payments with respect to any FF&E Financing Agreement shall survive any Insolvency or Liquidation Proceeding and be fully enforceable by and against each FF&E Secured Party during any such proceeding. In the event of an Insolvency or Liquidation Proceeding, Lakes further confirms and agrees that the FF&E Secured Obligations due and outstanding under and with respect to the FF&E Financing Agreements shall include all principal, additional advances permitted thereunder, interest, default interest, London Interbank Offered Rate (LIBOR) breakage and swap breakage, post petition interest and all other amounts due thereunder, for periods before and for periods after the commencement of any such proceedings, even if the claim for such amounts is disallowed pursuant to applicable law, and all proceeds from the sale or other disposition of the FF&E Collateral shall be paid to the FF&E Secured Parties in the order and priority provided for in this Section 3 notwithstanding the disallowance of any such claim or the invalidity or subordination of any Lien on or security interest in the FF&E Collateral under applicable law.
     4. Rights and Limitation of Actions With Respect to FF&E Collateral.
          4.1 Rights and Limitations Applicable to Lakes.
               4.1.1 At any time prior to the Discharge of all FF&E Secured Obligations, Lakes shall not, and shall not authorize or direct any other Person acting for Lakes to, exercise any right or remedy with respect to any FF&E Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any FF&E Collateral, including, without limitation, any right, remedy or action to:
(a)	take possession of or control over any FF&E Collateral;

(b)	exercise any collection rights in respect of any FF&E Collateral;

(c)	exercise any right of set-off against any property subject to any Lien securing any FF&E Secured Obligations;

(d)	foreclose upon any FF&E Collateral or take or accept any transfer of title in lieu of foreclosure upon any FF&E Collateral;

(e)	enforce any claim to the proceeds of insurance upon any FF&E Collateral;

(f)	deliver any notice, claim or demand relating to the FF&E Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any FF&E Collateral or acting as bailee, custodian or agent for any of the FF&E Secured Obligations in respect of any FF&E Collateral;

(g)	otherwise enforce any remedy available upon default for the enforcement of any Lien upon any FF&E Collateral;

(h)	deliver any notice or commence any proceeding for any of the foregoing purposes; or

(i)	seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing.
               4.1.2 Nothing in this Agreement or any other FF&E Financing Agreement shall affect Lakes’ rights vis a vis creditors of the Authority other than the FF&E Secured Parties.
          4.2 Rights and Limitations Applicable to the FF&E Secured Parties.
               4.2.1 At all times until Discharge of all FF&E Secured Obligations, the FF&E Agent at the direction of the Required Financing Parties shall have the exclusive right to manage, perform and enforce the terms of the FF&E Security Documents with respect to all FF&E Collateral and to exercise and enforce all privileges and rights thereunder according to its discretion and exercise of its business judgment, including, without limitation, the exclusive right to take the actions enumerated in clauses (a) through (i) of Section 4.1.1. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing under the FF&E Facilities, the FF&E Agent shall have the right to (i) enter the Project’s real property for the purpose of inspecting, maintaining or protecting the FF&E Collateral and (ii) remove the FF&E Collateral (including all records and other documentation relating thereto) and take such additional steps as are reasonably necessary or appropriate to prepare such FF&E Collateral for a foreclosure sale or other exercise of remedies with respect to such FF&E Collateral under the FF&E Financing Agreements.
          In connection therewith, provided that each of the FF&E Secured Parties acts in a commercially reasonable manner and otherwise in accordance with applicable law, Lakes waives any and all rights to affect the method or challenge the appropriateness of any action by the FF&E Secured Parties and hereby consents to each of the FF&E Secured Parties exercising or not exercising such rights and remedies.
          4.3 Notification of Events of Default. Each party hereto hereby agrees, for the benefit of the other party, to use its best efforts to provide written notice to the other party within ten (10) Business Days after obtaining actual knowledge of the occurrence or assertion of an Event of Default under their respective Facilities. No party shall have any liability to the other for failing to provide any such notice.

          4.4 Certain Waivers by Lakes. To the fullest extent permitted by law, Lakes waives and agrees not to assert or enforce, at any time prior to the Discharge of all FF&E Secured Obligations:
(a)	any right of subrogation to the rights or interests of the FF&E Secured Parties or any claim or defense based upon impairment of any such right of subrogation;

(b)	any right of marshalling accorded to a junior lienholder, as against a priority lienholder, under equitable principles; and

(c)	any statutory right of appraisal or valuation accorded to a junior lienholder in a proceeding to foreclose a senior Lien;
in each case, that otherwise may be enforceable in respect of any Lien securing any of the Lakes Obligations as against the FF&E Secured Parties.
     5. Rights and Limitations with Respect to Amendments, Waivers and Other Actions Under Facilities.
          5.1 Rights and Limitations Applicable to FF&E Secured Parties.
               5.1.1 The FF&E Secured Parties may at any time and from time to time, without the consent of or notice to Lakes, without incurring any responsibility or liability to Lakes and without in any manner prejudicing, affecting or impairing the ranking or priority of the Liens and the security interests in the FF&E Collateral created by the FF&E Security Documents or the rights and obligations of the parties hereunder, take (or instruct the FF&E Agent to take) any of the following, subject to the provisions of Section 1.2 and Section 5.2:
(a)	make loans and advances to the Authority (including pursuant to any Facility Increase) or issue, guaranty or obtain letters of credit for account of the Authority or otherwise extend credit to the Authority in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or Event of Default or failure of condition is then continuing;

(b)	change the manner, place or terms of payment or extend the time of payment of, or renew or alter, compromise, accelerate, extend or, subject to Section 8.13, refinance any FF&E Secured Obligations or any agreement, guaranty, Lien or obligation of the Authority or any other Person in any manner related thereto, or otherwise amend, supplement or change in any manner any FF&E Secured Obligations or Liens securing FF&E Secured Obligations or any such agreement, guaranty, Lien or obligation;

(c)	increase or reduce the amount of any FF&E Secured Obligation or the interest, premium, fees or other amounts payable in respect thereof;

(d)	release or discharge any FF&E Secured Obligation or any guaranty thereof or any agreement or obligation of the Authority or any other Person with respect thereto;

(e)	take or fail to take any first priority Lien or any other collateral security for any FF&E Secured Obligation or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing an FF&E Secured Obligation or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any FF&E Secured Obligation or any other obligation secured thereby;

(f)	release, discharge or permit the lapse of any or all Liens securing an FF&E Secured Obligation or any other Liens upon any property at any time;

(g)	exercise or enforce, in any manner, order or sequence, or fail to exercise or enforce, any right or remedy against the Authority or any collateral security or any other Person or property in respect of any FF&E Secured Obligation or any Lien securing any FF&E Secured Obligation or any right or power under the FF&E Security Documents and hereunder and apply any payment or proceeds of collateral in any order of application; or

(h)	sell, exchange, release, foreclose upon or otherwise deal with any property that may at any time be subject to any Lien securing any FF&E Secured Obligation.
               5.1.2 No (a) exercise, delay in exercising or failure to exercise any right arising under the FF&E Security Documents or this Agreement, (b) act or omission of any FF&E Secured Party in respect of the Authority or any other Person or any collateral security for any FF&E Secured Obligation or any right arising under the FF&E Security Documents and hereunder, (c) change, impairment, or suspension of any right or remedy of any FF&E Secured Party, or (d) other act, failure to act, circumstance, occurrence or event, including, without limitation, the acts listed in Section 5.1.1, which, but for this provision, would or could act as a release or exoneration of the agreements or obligations of Lakes hereunder shall in any way affect, decrease, diminish or impair any of such agreements or obligations.
               5.1.3 Waivers and Deferrals of Payments. Lakes may, without the consent of the FF&E Secured Parties, defer any payments due under the Lakes Transaction Documents or waive any provisions thereof.
          5.2 Limitation of Liability
               5.2.1 Except as expressly set forth herein, neither party hereto will have any duty, express or implied, fiduciary or otherwise, to the other party.
               5.2.2 To the maximum extent permitted by law, Lakes waives any claim it may have against any FF&E Secured Party with respect to or arising out of any action or failure to act or any error of judgment or negligence (but not gross negligence, willful misconduct or any breach of this Agreement) on the part of any FF&E Secured Party or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the FF&E Secured Obligations or under any FF&E Security Document or any transaction relating to the FF&E Collateral. Neither any FF&E Secured Party nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the FF&E Collateral or for any delay in doing so, except to the extent arising out of breach of this Agreement, or will be under any obligation to sell or otherwise dispose of any FF&E Collateral upon the request of the Authority or upon the request of Lakes or any other Person or to take any other action whatsoever with regard to the FF&E Collateral or any part thereof.
               5.2.3 Each party (subject to the terms and conditions of its respective Facility) shall be responsible for keeping itself informed of the financial condition of the Authority and its Affiliates and all other circumstances bearing upon the risk of nonpayment of any FF&E Secured Obligations. Except as set forth in Section 4.3, no FF&E Secured Party shall have any duty to advise Lakes of information regarding such condition or circumstances or as to any other matter. If either party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the other party, it shall be under no obligation to provide any similar information on any subsequent occasion, to provide any additional information, or undertake any investigation, or to disclose any information which, pursuant to accepted or reasonable commercial finance practice, it wishes to maintain confidential.
     6. Insolvency or Liquidation Proceedings
          6.1 Right to File Involuntary Bankruptcy. Notwithstanding any other provision of this Agreement to the contrary, Lakes shall be entitled, at any time and at its sole discretion, to initiate or join as a petitioning creditor in an involuntary Insolvency or Liquidation Proceeding against the Authority; provided, however, that, until the prior Discharge of all FF&E Secured Obligations, Lakes shall not, without the prior written consent of the FF&E Agent, acting at the direction of the FF&E Financing Parties, initiate or join as a petitioning creditor in an involuntary Insolvency or Liquidation Proceeding against the Authority.
          6.2 Certain Agreements and Consents by Lakes.
               6.2.1 At no time prior to the Discharge of all FF&E Secured Obligations shall Lakes:
(a)	request judicial relief in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the exercise or enforcement of any right or remedy otherwise available to the holders of FF&E Secured Obligations that would limit, invalidate, avoid or set aside any Lien on the FF&E Collateral securing the FF&E Secured Obligations;

(b)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Liens on the FF&E Collateral securing the FF&E Secured Obligations made by any holder of FF&E Secured Obligations in any Insolvency or Liquidation Proceeding;
(c)	oppose or otherwise contest any exercise by any holder of FF&E Secured Obligations of the right to credit bid FF&E Secured Obligations at any sale in foreclosure of any Lien on the FF&E Collateral securing the FF&E Secured Obligations; or

(d)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of FF&E Secured Obligations relating to the enforcement of any Lien on the FF&E Collateral securing the FF&E Secured Obligations.
               6.2.2 If, in any Insolvency or Liquidation Proceeding prior to the Discharge of all FF&E Secured Obligations, the FF&E Secured Parties:
(a)	consent to any order for use of cash collateral for payment of (i) expenses reasonably necessary or appropriate for the conduct of the Project or for the preservation of the FF&E Collateral, or (ii) administrative expenses arising in connection with the Insolvency or Liquidation Proceeding;

(b)	consent to any order granting any priming Lien, replacement Lien, cash payment or other relief on account of FF&E Secured Obligations as adequate protection (or its equivalent) for the interests of the FF&E Secured Parties in property subject to the Liens on the FF&E Collateral securing the FF&E Secured Obligations in connection with any order for use of cash collateral; or

(c)	consent to any order relating to any sale of the FF&E Collateral and providing, to the extent the sale is to be free and clear of Liens, that all such Liens shall attach to the proceeds of the sale, then, Lakes will not oppose or otherwise contest the entry of such order.
               6.2.3 Lakes will not assert or enforce, at any time prior to the Discharge of the FF&E Secured Obligations, any claim under §506(c) of the United States Bankruptcy Code with respect to the Liens on the FF&E Collateral securing the FF&E Secured Obligations for costs or expenses of preserving or disposing of any FF&E Collateral.
               6.2.4 If, for purposes of valuation of the secured claims of the FF&E Secured Parties in any Insolvency or Liquidation Proceeding, the FF&E Secured Parties determine, and the FF&E Agent or any other FF&E Secured Party notifies Lakes, that the FF&E Collateral should be valued as of any particular time in the period from the date of commencement of such Insolvency or Liquidation Proceeding to the date of confirmation of any plan of reorganization or other dispositive restructuring plan therein, then Lakes shall not oppose or otherwise contest that the date as of which such secured claims should be valued is the date chosen by the FF&E Secured Parties. Lakes shall not have the right to assert the lack of adequate protection of their Liens or the collateral securing the Lakes Obligations as a basis for opposing a motion or other relief sought in any Insolvency or Liquidation Proceeding and approved by the FF&E Secured Parties.
     7. Representations and Warranties. Lakes represents, warrants and covenants to the FF&E Agent on behalf of the FF&E Secured Parties as follows:
          7.1 Organization. It is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.
          7.2 Authorization. All actions necessary to authorize its execution, delivery and performance of this Agreement have been duly taken, and all such actions continue in full force and effect as of the date hereof.
          7.3 Binding Agreement. It has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Lakes enforceable in accordance with its terms and subject to (a) Bankruptcy Laws, and (b) principles of equity, which may apply regardless of whether a proceeding is brought in law or in equity.
          7.4 No Consent Required. To the best of its knowledge, no consent of any other party and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with its execution, delivery, or performance of this Agreement or consummation of the transactions contemplated by this Agreement.
          7.5 No Conflict. None of the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Lakes; (b) to the best of its knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Lakes is a party or to which any of its properties are subject; (c) to the best of its knowledge, result in the creation of any Lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon its properties or assets pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument; (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency, or governmental or regulatory body of which it has knowledge against, or binding upon Lakes or upon any of its securities, properties, assets, or business; or (e) to the best of its knowledge, constitute a violation by Lakes of any statute, law, or regulation that is applicable to Lakes.
          7.6 Default. There exist no conditions that would constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) by Lakes under this Agreement.

          7.7 No Lien. Lakes (i) acknowledges that it does not have any Lien that presently attaches in, to or on the FF&E Collateral, and (ii) accordingly agrees that there are no presently effective filings or recordings including UCC financing statements that perfect any Lien in its favor on the FF&E Collateral. Lakes further agrees that no security interest granted by the Authority to Lakes shall attach to the FF&E Collateral unless and until (x) the FF&E Facilities (and any renewal, refunding, replacement, or refinancing thereof) shall be Discharged, or (y) with respect to any item of FF&E Collateral, such item otherwise shall be released and no longer constitute FF&E Collateral. Lakes further agrees that any filings and recordings in favor of Lakes reflecting any security interest in or on the FF&E Collateral presently have no force or effect with respect to the FF&E Collateral and will have no force or effect unless, until and to the extent that Lakes’ security interest so attaches.
     8. Miscellaneous Provisions.
          8.1 Notices; Addresses. Any communications between the parties hereto or notices herein to be given may be given to the following addressees:

If to Lakes:	Lakes KAR-Shingle Springs, LLC
c/o Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, Minnesota 55305
Attention: Timothy J. Cope, President

with a copy to:

Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, Minnesota 55305
Facsimile: (952) 449-9353
Attention: Damon Schramm, General Counsel

with a copy to:
Hamilton Quigley & Twait PLC
First National Bank Building, Suite W1450
332 Minnesota Street
Saint Paul, Minnesota 55101
Facsimile: (651) 602-9976
Attention: Kevin Quigley

with a copy to:
Gray Plant Mooty
500 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-3796
Facsimile: (651) 632-4050

Attention: Daniel R. Tenenbaum

If to FF&E Agent:	Bank of Utah
Attn: Corporate Trust Services
200 E. South Temple, Suite 210
Salt Lake City, UT 84111
Phone: (801) 924-3690
Fax: (801) 746-3519
          All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that any communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of no less than twenty (20) days’ notice to the other parties in the manner set forth hereinabove.
          8.2 Further Assurances. Each party hereto (a) shall deliver to the other party such instruments, agreements, certificates and documents as any such Person may reasonably request to confirm the validity and priority of the Liens on and security interests in the FF&E Collateral granted pursuant to the FF&E Security Documents as affected hereby, (b) shall fully cooperate with each other and (c) shall perform all additional acts reasonably requested by any such Person to effect the purposes of this Agreement.
          8.3 Waiver. Any waiver, permit, consent or approval of any kind or character on the part of either of the parties hereto of any Event of Default or other breach or default under this Agreement or any waiver on the part of either of the parties hereto of any provision or condition of this Agreement or any other operative document, must be in writing and shall be effective only to the extent in such writing specifically set forth.
          8.4 Entire Agreement. As between the parties hereto, this Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, all of which negotiations and writings are deemed void and of no force and effect. As among the parties hereto, in the event of any conflict between the terms of this Agreement and the terms of the FF&E Facilities, the terms of this Agreement shall control.
          8.5 Governing Law. This Agreement shall be governed by the laws of State of New York of the United States of America and shall for all purposes be governed by and construed in accordance with the laws of such state without regard to the conflict of law rules thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.
          8.6 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.
          8.7 Headings. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
          8.8 Limitations on Liability. In addition to requirements under Section 5.2, no claim shall be made by either party hereto or any of its Affiliates against the other party hereto or any of the other party’s Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or any act or omission or event occurring in connection therewith; and each party hereto hereby waives, releases and agrees not to sue upon any such claim for any such special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          8.9 Consent of Jurisdiction, Waiver of Immunity. Any legal action or proceeding arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each party hereto accepts, for its and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for legal proceedings arising out of or in connection with this Agreement and Lakes irrevocably consents to the appointment of CT Corporation, a Wolters Kluwer company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone: 212-590-9310; facsimile: 212-590-9190, as its agent to receive service of process in New York, New York. Nothing herein shall affect the right to serve process in any other manner including judicial or non-judicial foreclosure of real property interests which are part of the FF&E Collateral. Each party hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project, this Agreement or any other operative document brought before the foregoing courts on the basis of forum non-conveniens.
          8.10 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement shall terminate upon the Discharge of the FF&E Secured Obligations.
          8.11 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties hereto listed below shall constitute a single binding agreement.

          8.12 No Third Party Beneficiaries. Except for the FF&E Financing Parties, the parties hereto do not intend the benefits of this Agreement to inure to the benefit of nor shall it be enforceable by any third party (including, without limitation, the Authority or any of its Affiliates) nor shall this Agreement be construed to make or render either party hereto liable to any third party (including, without limitation, the Authority or any of its Affiliates) for the performance or failure to perform any obligations hereunder.
          8.13 Amendments.
               8.13.1 Upon (a) any refinancing in whole or in part of any Facility or (b) any transfer or assignment, any such new lender shall be bound by the terms of this Agreement (and, with respect to any refinancing of the FF&E Secured Obligations, the financing agreements relating thereto shall incorporate the provisions of the FF&E Financing Agreements referred to in Section 2 with respect to permitted payments of the Lakes Obligations) and the parties hereto hereby agree to execute and deliver an amendment to this Agreement with such new lender, or an agent or trustee on its behalf, to make such Person a party hereunder.
               8.13.2 Except as otherwise set forth in this Section 8.13.2, no amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in a writing signed by each party hereto.
          8.14 Legends. Lakes (to the extent that approval is not required by the Chairman of the National Indian Gaming Commission) agrees that each Lakes Transaction Document assigned to a third party shall include the following language:
“Notwithstanding anything herein to the contrary, the lien and security interest granted to Lakes pursuant to this Agreement and the exercise of any right or remedy by Lakes hereunder are subject to the provisions of the Intercreditor and Subordination Agreement, dated as of September 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor and Subordination Agreement”), between Bank of Utah, as FF&E Agent, and Lakes KAR-Shingle Springs, LLC. In the event of any conflict between the terms of the Intercreditor and Subordination Agreement and this Agreement, the terms of the Intercreditor and Subordination Agreement shall govern and control (all defined terms having the meanings ascribed thereto in the Intercreditor and Subordination Agreement).”
          8.15 Reinstatement. If the payment of any amount applied to the FF&E Secured Obligations is later avoided, or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then:
(a)	to the fullest extent lawful, all claims for the payment of such amount as FF&E Secured Obligations and, to the extent securing such claims, all such Liens on the FF&E Collateral under the FF&E Security Documents will be reinstated and entitled to the benefits hereof, and

(b)	if a Discharge of FF&E Secured Obligations became effective prior to such reinstatement, all obligations of Lakes that were terminated as a result of such Discharge of FF&E Secured Obligations shall be concurrently reinstated to the extent such claims and Liens under the FF&E Security Documents are reinstated, beginning on such date but prospectively only (and not retroactively), as though no FF&E Secured Obligations or Liens under the FF&E Security Documents had been outstanding at any time prior to such date and will remain effective until the claims for such amount are paid in full in cash.
          8.16 Attorneys’ Fees. Unless paid by the Authority, the prevailing party in any dispute or controversy hereunder shall be entitled to an award of its reasonable attorneys’ fees.
          8.17 JURY TRIAL WAIVER. EACH PARTY HERETO AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the day and year first above written.

Lakes: LAKES KAR-SHINGLE SPRINGS, LLC, a Delaware limited liability company
By:	/s/ Timothy Cope
	Name:	Timothy Cope
	Title:	President

INTERCREDITOR AND SUBORDINATION AGREEMENT

FF&E Agent: BANK OF UTAH
By:	/s/ Nancy M. Dahl
	Name:	Nancy M. Dahl
	Title:	Vice President

INTERCREDITOR AND SUBORDINATION AGREEMENT

     The Authority acknowledges the foregoing Intercreditor and Subordination Agreement. The Authority further (i) acknowledges that references in the Lakes Transaction Documents to “Foothill Oaks Casino” shall be deemed to refer to the business originally contemplated to be known as Foothill Oaks Casino, as it may hereafter be operated under the name Red Hawk Casino or any other name or names, and (ii) authorizes the filing of amendments reflecting the foregoing acknowledgment to financing statements previously filed.

SHINGLE SPRINGS TRIBAL GAMING AUTHORITY,
a wholly-owned unincorporated instrumentality of the Shingle Springs Band of Miwok Indians, a federally recognized Indian tribe
By:	/s/ Scott Holmes
	Name:	Scott Holmes
	Title:	Chairman

By:	/s/ Nicholas H. Fonseca
	Name:	Nicholas H. Fonseca
	Title:	Tribal Chairman

INTERCREDITOR AND SUBORDINATION AGREEMENT